UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 23, 2015

Chiasma, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-37500	76-0722250
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

60 Wells Avenue, Suite 102 Newton, MA	02459
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (866) 637-9703

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 23, 2015, the Board of Directors (the “Board”) of Chiasma, Inc. (the “Company”) appointed John F. Thero and James R. Tobin to the Board. Messrs. Thero and Tobin will serve as Class III directors of the Company, to hold office until the date of the annual meeting of stockholders following the year ending December 31, 2017 or until his earlier death, resignation or removal. The Board has determined that each of Messrs. Thero and Tobin satisfies the definition of “independent” director, including without limitation the applicable requirements of the NASDAQ Listing Rules and the Securities Exchange Act of 1934, as amended (collectively, “Applicable Requirements”).

Mr. Thero, age 55, joined Amarin Corporation (NASDAQ:AMRN) in November 2009 as its Chief Financial Officer. Mr. Thero became President and Chief Executive Officer of Amarin in 2014 after previously serving as the company’s President. Prior to Amarin, Mr. Thero was at ViaCell, Inc., where he served as Chief Financial Officer and helped guide the company to its sale to PerkinElmer Inc. (NYSE:PKI), and Abiomed, Inc. (NASDAQ:ABMD), where he held multiple positions, including Senior Vice President of Business Operations and Chief Financial Officer. Mr. Thero began his professional career at Arthur Andersen LLP. Mr. Thero currently serves on the board of directors of Amarin. He received a B.A. in Economics from the College of the Holy Cross.

Mr. Tobin, age 71, was most recently President and Chief Executive Officer of Boston Scientific Corporation (NYSE:BSX) from March 1999 to July 2009. Prior to Boston Scientific, he served as President and Chief Executive Officer of Biogen Inc. (NASDAQ:BIIB) from February 1997 to December 1998, and President and Chief Operating Officer of Biogen from February 1994 to February 1997. Prior to joining Biogen, Mr. Tobin was with Baxter International Inc. (NYSE:BAX), where he served as President and Chief Operating Officer from 1992 to 1994, as Executive Vice President from 1988 to 1992, and in various management positions prior to 1988. Mr. Tobin served as lieutenant in the U.S. Navy from 1968 to 1972. He has been a director of multiple private and public life science firms and hospitals, and currently serves on the boards of several private companies as well as Globus Medical, Inc. (NYSE: GMED) and Oxford Immunotec Global PLC (NASDAQ: OXFD). Mr. Tobin earned an M.B.A. from Harvard Business School and an A.B. from Harvard College.

In accordance with the Company’s Non-Employee Director Compensation Policy, the Board will grant each of Messrs. Thero and Tobin an option to purchase 20,000 shares of the Company’s common stock at an exercise price equal to the closing market price per share of the Company’s common stock on the NASDAQ Stock Market on the date of grant. The options will vest in equal quarterly installments over a three year period, subject to such optionee’s continued service on the Board.

As a non-employee director, each of Messrs. Thero and Tobin will receive compensation in the same manner as the Company’s other non-employee directors, in accordance with the Company’s Non-Employee Director Compensation Policy. Additionally, in connection with each of Messrs. Thero’s and Tobin’s appointment to the Board, the Company, on the one hand, and each of Messrs. Thero and Tobin, on the other, will enter into an indemnification agreement in substantially the same form that the Company has entered into with each of the Company’s existing directors. The form of such indemnification agreement was previously filed by the Company as an exhibit to its Registration Statement on Form S-1 filed with the Securities and Exchange Commission.

In connection with their election to the Board, each of Messrs. Thero and Tobin was appointed to the Board’s Audit Committee, replacing John Scarlett, M.D. and Bard Geesaman, M.D., Ph.D. on such committee, and Mr. Thero was also appointed chairman of the Audit Committee, replacing Scott Minick, who will continue to serve as a member of the Audit Committee. The Board has determined that each of Messrs. Thero and Tobin satisfies all Applicable Requirements to serve on such committee.

There are no arrangements or understandings between either of Messrs. Thero and Tobin and any other person pursuant to which either was appointed as a member of the Board. There are no family relationships between either Messrs. Thero or Tobin, on the one hand, and any director, executive officer or any other person nominated or chosen by the Company to become a director or executive officer, on the other. There are no related person transactions (within the meaning of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission) between either Messrs. Thero or Tobin, on the one hand, and the Company, on the other.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 30, 2015	Chiasma, Inc.

	By:	/s/ Mark J. Fitzpatrick
Mark J. Fitzpatrick
Chief Financial Officer, Treasurer and Secretary